EXHIBIT 10.70
EXHIBIT A
Lease Termination Agreement
     This Lease Termination Agreement (this “Agreement”) is dated as of July 2, 2007 (“Effective Date”), by and between NAP of the Americas West, Inc., a Florida corporation (together with its successors and assigns, “Terremark”) and Equant Inc., a Delaware corporation and successor-in-interest to Global One Communications L.L.C., a Delaware limited liability company (“Tenant”).
     1. Recitals
     A. DPJV II, LLC, BDP Partners, L.P., EJLJ Mathews Family Partners, L.P., and EGP Partners, L.P., collectively as successors in interest to Effingham Partners, L.L.C., a California limited liability company (“Landlord”) are the current owners of certain real property located in Santa Clara County, California commonly known as 2970-3000 Corvin Drive, Santa Clara, California (the “Property”).
     B. Pursuant to that certain Lease dated for reference purposes only August 21, 2000 (the “Lease”), Tenant currently leases from Landlord a portion of the Property located at 3000 Corvin Drive, Santa Clara, California, which portion consists of the entire rentable area of a free-standing industrial building containing approximately 24,003 square feet (the “Premises”).
     C. Landlord and Terremark have entered into that certain Real Property Purchase Agreement dated as of March 9, 2007 (as amended from time to time, the “PSA”), pursuant to which Landlord has agreed to sell and Terremark has agreed to purchase, the Property. Upon the closing of the purchase and sale of the Property pursuant to the PSA (the “Closing Date”), Terremark will succeed Landlord as the landlord under the Lease.
     D. On and subject to the condition that Terremark consummate the purchase of the Property, Terremark desires to obtain physical possession of the Premises on the Closing Date, and Tenant desires to terminate its ongoing obligations under the Lease. Accordingly, conditioned on such purchase Terremark and Tenant have agreed to amend the Lease to provide for a termination of all future rights and obligations under the Lease effective as of the Closing Date, a termination of Tenant’s right to occupy the Premises as of such time, and a mutual release of both parties, all upon the terms and conditions set forth hereinafter. Capitalized terms used in this Agreement and not otherwise defined shall have the meanings assigned to them in the Lease.
Agreement
     Now Therefore, for good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, Terremark and Tenant hereby agree as follows:
     1. Recitals Incorporated. The foregoing recitals are incorporated herein by reference as though set forth at length and each of the parties agrees that it is not aware of any information that would indicate that said recitals are inaccurate.

     2. Lease Termination. Effective as of the Closing Date, and subject to satisfaction of the Conditions Precedent defined and set forth in Section 3 below,
          2.1 The Term of the Lease shall be amended so that the Lease shall terminate and expire on the Closing Date (the “Termination Date”); and
          2.2 Except as specifically provided to the contrary herein, at 11:59 p.m. on the Closing Date, the Lease and all of Tenant’s and Terremark’s (as successor in interest to Landlord) respective rights and obligations under the Lease will terminate, including, without limitation, Tenant’s right to possession of the Premises and any and all Options to Extend the Lease. Notwithstanding the preceding sentence to the contrary: (a) Tenant does agree to remain responsible through the Termination Date for its obligations under the Lease, including without limitation, the payment of all monies due Landlord thereunder , the payment for insurance under Paragraph 8.1 of the Lease, and the payment of Real Property Taxes under Paragraph 53 of the Lease, and (b) Terremark as successor in interest to Landlord shall have all the rights and remedies with respect to such obligations as set forth in the Lease to the extent those rights and remedies are not pursued against Tenant by the Landlord.
     3. Conditions. This Agreement is specifically conditioned upon satisfaction of the following conditions (the “Conditions Precedent”):
          3.1 Landlord’s surrender and delivery to First American Title Insurance Company, 1737 North First Street, Suite 500, San Jose, California 95112, Attention: Liz Zankich, Fax: (408) 451-7928 (the “Escrow Agent”) prior to the Closing Date of the letter of credit issued by Citibank, N.A. pursuant to Paragraph 52 of the Lease, and Landlord’s execution and delivery to Escrow Agent prior to the Closing Date of any documents reasonably required by Citibank to effect the cancellation of such letter of credit, provided such documents are provided to Landlord no later than ten (10) days prior to the Closing Date (it being understood and acknowledged that such letter of credit and documents shall be released to Tenant immediately following the Closing); and
          3.2 Closing of the escrow for the sale of the Property to Terremark pursuant to the PSA (the “Closing”); and
          3.3 Landlord’s execution of a general release (“Landlord’s Release”) in favor of Tenant, in a form acceptable to Tenant in its sole discretion, with respect to all of Tenant’s obligations under the Lease other than Tenant’s obligations to remain responsible through the Termination Date for its obligations under the Lease, including without limitation, the payment of all monies due Landlord thereunder, the payment for insurance under Paragraph 8.1 of the Lease, and the payment of Real Property Taxes under Paragraph 53 of the Lease. Terremark shall cause Landlord or Escrow Agent to provide to Tenant’s counsel, Criton Constantinides, Orange Business Services, 400 Galleria Parkway, Atlanta, GA 30339, Fax: (770) 955-5029, e-mail: criton.constantinides@orange-ftgroup.com, no less than twenty-one (21) days prior to the Closing Date a copy of the Landlord’s Release fully executed by Landlord, the original of which will be provided to Tenant immediately following the Closing. Tenant hereby agrees that it shall execute the Landlord’s Release and deliver same to the Escrow Agent no less than twenty-one

(21) days prior to the Closing Date, and Tenant’s signature shall be held in escrow by the Escrow Agent pending the Closing, at which point it shall be released to Landlord.
     Tenant hereby acknowledges that Tenant’s delivery of (i) the funds described in Section 5.1 and (ii) the Note and Letter of Credit described in Section 5.2 are conditions precedent to the Closing. Terremark hereby acknowledges and agrees that Landlord’s execution and delivery to Tenant of the documents described in Section 3.1 and 3.3 above are conditions precedent to Tenant’s issuance of the Note and Letter of Credit.
     4. Lease Surrender. Tenant agrees to surrender the Premises to Terremark on the Termination Date. Terremark shall provide Tenant’s counsel with written notification of the Termination Date (by electronic mail or facsimile with a copy to follow promptly via overnight delivery by a generally recognized carrier, it being understood that such notification shall be deemed given upon the actual receipt of the same by Tenant’s counsel) no less than thirty (30) days prior to such date. Notwithstanding anything in the Lease to the contrary, Terremark agrees to accept surrender of the Premises in its present condition and configuration as of the Effective Date, and Tenant shall not be required to remove any alterations or improvements to the Premises, or otherwise perform any maintenance, cleaning, repair, or restoration work of any kind in connection with the surrender of the Premises.
     5. Termination Fee. As partial consideration for the early termination of the Lease, on the Termination Date, Tenant agrees to pay Terremark an amount equal to the aggregate sum of Two Million Seven Hundred Thousand and No/100 Dollars ($2,700,000.00) (the “Termination Fee”), subject to reduction as set forth below, and payable as follows:
          5.1 Tenant shall pay Terremark on the Closing Date (or, if reasonably requested by Terremark or Escrow Agent in order to facilitate the Closing, on the day immediately preceding the Closing Date) One Million and No/100 Dollars ($1,000,000.00) in immediately available funds through the escrow established by the Escrow Agent for the Closing; provided, however, that such $1,000,000.00 payment shall be reduced by an amount equal to the aggregate total of all rent payable by Tenant under the Lease for the period commencing on July 1, 2007 and ending on the Closing Date and for any utilities and Real Property Taxes paid by Tenant with respect to any period beyond the Closing Date; and
          5.2 Tenant shall pay Terremark the balance of One Million Seven Hundred Thousand and No/100 Dollars ($1,700,000.00) in two equal installments of Eight Hundred Fifty Thousand and No/100 Dollars ($850,000.00), pursuant to the terms of a secured promissory note substantially in the form attached hereto as Exhibit A (the “Note”), which Note shall be secured by the Letter of Credit described in Section 6. The two installments will be payable March 14, 2008 and March 16, 2009. The Note and Letter of Credit shall be delivered by Tenant into the escrow established for the Closing on the Closing Date (or, if reasonably requested by Terremark or Escrow Agent in order to facilitate the Closing, on the day immediately preceding the Closing Date).
     The Termination Fee is the amount which the parties have negotiated and agreed upon as a fee or compensation which is intended as their fair estimate of losses and damages to be suffered by Terremark in connection with early termination of the Lease, which are difficult to calculate and which Terremark may sustain due to the corresponding advance of the Expiration Date (as defined in the Lease), including the unamortized portion of any concessions, commissions, allowances and other expenses incurred by Terremark in connection with the Premises leased by Tenant under the Lease, and Terremark’s loss of future rent in connection therewith. Such amount shall be Terremark’s earned fee and liquidated damages for such estimated losses and damages, whether such losses and damages in fact are greater or less than the applicable amount of the Termination Fee.
     6. Letter of Credit. Tenant shall deliver to Terremark, as collateral for the full and faithful performance by Tenant of all of its obligations under the Note, an irrevocable and unconditional negotiable letter of credit, in the form and containing the terms required herein, payable at the offices of Citibank’s Trade Finance Department, Tampa, Florida in favor of Terremark or its assignee issued by a solvent nationally recognized bank with a long term rating of BBB or higher, under the supervision of the Superintendent of Banks of the State of California, or a National Banking Association, in the amount of One Million Seven Hundred Thousand and No/100 Dollars ($1,700,000.00) (the “Letter of Credit”). The Letter of Credit shall be (a) at sight and irrevocable and unconditional, (b) maintained in effect, whether through replacement, renewal or extension, until payment in full satisfaction of all amounts owed under the Note has been made (the “Letter of Credit Expiration Date”) and Tenant shall deliver a new Letter of Credit or certificate of renewal or extension to Terremark at least thirty (30) days prior to the expiration of the Letter of Credit, without any action whatsoever on the part of Terremark, (c) subject to the Uniform Customs and Practices for Documentary Credits (1993-Rev) International Chamber of Commerce Publication #500, (d) acceptable to Terremark in its reasonable discretion, (e) permit partial draws, and (f) non-assignable except (i) by operation of law, (ii) by Terremark to Landlord, or (iii) with the prior consent of Tenant. In addition to the foregoing, the form and terms of the Letter of Credit (and the bank issuing the same) shall provide, among other things, in effect that: (1) Terremark, or its then managing agent, shall have the right to draw down an amount up to the face amount of the Letter of Credit upon the presentation to the issuing bank of Terremark’s (or Terremark’s then managing agent’s) statement that such amount is due to Terremark under the terms of the Note, it being understood that if Terremark or its managing agent be a limited liability company, corporation, partnership or other entity, then such statement shall be signed by a managing member (if a limited liability company) an officer (if a corporation), a general partner (if a partnership), or any authorized party (if another entity); and (2) the Letter of Credit will be honored by the issuing bank without inquiry as to the accuracy thereof and regardless of whether the Tenant disputes the content of such statement; and (3) in the event of Terremark’s assignment of the Note (subject to Paragraph 8 of the Note), Terremark shall transfer the Letter of Credit (as permitted above in subsection (f) of this Section 6, in whole or in part (or cause a substitute letter of credit to be delivered, as applicable), to the transferee, and thereupon Terremark shall, without any further agreement between the parties, be released by Tenant from any liability for the acts or omissions of the transferee with respect to the Letter of Credit, and it is agreed that the provisions hereof shall apply to every transfer or assignment of the whole or any portion of said Letter of Credit to a new holder of the Note.. Tenant hereby acknowledges and agrees that Terremark is entering into this Termination Agreement in material reliance upon the ability of Terremark to draw upon the Letter of Credit upon the occurrence of any default on the part of Tenant under the Note. Tenant further acknowledges and agrees that if Terremark cannot draw upon the Letter of Credit within the times and in the manner as anticipated by Terremark herein, Terremark may suffer irreparable damage, harm and injury. Should the Letter of Credit need to be amended, modified or reissued, Terremark and Tenant hereby covenant and agree to cooperate with one another to promptly effectuate any such amendments, modifications and new issuances, including without limitation, executing and submitting to the issuing bank any and all documents or instruments as may be reasonably required to effectuate same. Each and every time there is a change in the identity or address of the parties, including without limitation, any change in the identity of the holder of the Note due to a permitted assignment of the Note to any other party, person or entity, the Letter of Credit shall promptly be amended or reissued to reflect such changes and the parties hereby agree to execute and submit to the issuing bank such further applications, documents and instruments as may be necessary to effectuate same. It is the intention of the parties that each and every successor and permitted assign of both Terremark and Tenant be bound by and subject to the terms and provisions of this Section 6. Terremark may not, at any time except as set forth in subsection (f) of this Section 6, assign all or any portion of its interest in and to the Letter of Credit to another party, person or entity. Tenant covenants and warrants that it will neither assign nor encumber the Letter of Credit or any part thereof and that neither Terremark nor its successors or permitted assigns will be bound by any such assignment, encumbrance, attempted assignment or attempted encumbrance. Without limiting the generality of the foregoing, if the Letter of Credit expires earlier than the Letter of Credit Expiration Date, Terremark will accept a renewal thereof or substitute letter of credit (such renewal or substitute letter of credit to be in effect not later than thirty (30) days prior to the expiration thereof), which shall be irrevocable and automatically renewable as above provided through the Letter of Credit Expiration Date upon the same terms as the expiring letter of credit. However, if the Letter of Credit is not timely renewed or a substitution letter of credit is not timely received, or if Tenant fails to maintain the Letter of Credit in the amount and terms set forth in this Section 6, Terremark shall have the right to present such Letter of Credit to the issuing bank in accordance with the terms of this Section 6, and the entire sum evidenced thereby shall be paid to and held by Terremark as collateral for performance of all of Tenant’s obligations under the Note and for all losses and damages Terremark may suffer as a result of any default by Tenant under the Note. If there shall occur a default under the Note, Terremark may, but without obligation to do so, draw upon the Letter of Credit, in part or in whole, to cure such default of Tenant and/or to compensate Terremark for any and all damages of any kind or nature sustained or which may be sustained by Terremark resulting from Tenant’s default. Tenant agrees not to interfere in any way with payment to Terremark of the proceeds of the Letter of Credit, either prior to or following a “draw” by Terremark of any portion of the Letter of Credit, regardless of whether any dispute exists between Tenant and Terremark as to Terremark’s right to draw from the Letter of Credit. No condition or term of this Agreement or the Note shall be deemed to render the Letter of Credit conditional to justify the issuer of the Letter of Credit in failing to honor a drawing upon such Letter of Credit in a timely mannerTenant will cause the Letter of Credit to be issued substantially in the form of Exhibit B attached hereto and made a part hereof.
     Notwithstanding anything contained herein to the contrary, including the Letter of Credit expiration date, upon payment in full of the first installment of Eight Hundred Fifty Thousand and No/100 Dollars ($850,000.00) as required under the Note, the face amount of any Letter of Credit required hereunder may be reduced by Tenant to Eight Hundred Fifty Thousand and No/100 Dollars ($850,000.00).

     7. Representations of Tenant. Tenant represents and warrants to Terremark that (a) Tenant has not heretofore assigned or sublet all or any portion of its interest in the Lease; (b) no other person, firm or entity has any right, title or interest in the Lease; (c) Tenant has the full right, legal power and actual authority to enter into this Agreement and to terminate the Lease without the consent of any person, firm or entity; and (d) Tenant has the full right, legal power and actual authority to bind Tenant to the terms and conditions hereof. Tenant further represents and warrants to Terremark that as of the date hereof: (i) there are no, and as of the Termination Date there shall not be any, mechanic’s liens or other liens encumbering all or any portion of the Premises, by virtue of any act or omission on the part of Tenant, its predecessor in interest, contractors, agents, employees, successors or assigns, and (ii) during the Term of the Lease, including any Early Possession Period, there has been no use, manufacture, disposal, transportation or release of any Hazardous Substance in, on or under the Premises by Tenant, its agents, employees and inviteesin violation of Applicable Requirements or the Lease. The reference to “Hazardous Substances” in clause (ii) of the preceding sentence shall in no event be construed to include archaeological artifacts and substances, including without limitation, human remains. Notwithstanding the termination of the Lease and the release of liability provided for herein, the representations and warranties set forth in this Section 7 shall survive the Termination Date and Tenant shall be liable to Terremark for any inaccuracy or any breach thereof.
     8. Release. Except for the rights and obligations created by this Agreement, the parties hereto release each other from any and all actions, causes of action, damages, claims, costs, demands, expenses, and liabilities of whatever character or nature, resulting from, arising out of, or in any way connected with the Lease and any disputes arising therefrom. In executing this Agreement, the parties represent and warrant, each to the other, that they do so with full knowledge of any and all rights which they may have and that they have received independent legal advice from their attorneys. The parties assume the risk of any mistake of fact and of any facts which are unknown to them, and hereby waive the benefits of section 1542 of the Civil Code of the State of California, to the extent said section may apply to this Agreement, which provides:
A general release does not extend to claims which the creditor does not know or suspect to exist in his or her favor at the time of executing the release which if known by him or her must have materially affected his or her settlement with the debtor.
     The parties hereto, and each of them, acknowledge and are aware that each or either of them may hereafter discover facts in addition to or different from those which are now known or believed by them to be true with respect to the subject matter of this Agreement, but that it is each of their intentions hereby fully, finally and forever to settle and release all released matters, disputes and differences known or unknown, suspected or unsuspected, which do now exist, may exist, or heretofore have existed, and that in furtherance of such intention, this Agreement is given and shall remain in effect as a full and complete general release.

Terremark

Tenant

     9. No obligation of Terremark. Tenant acknowledges and agrees that (i) this Agreement shall not create and does not imply any obligation of Terremark to complete the acquisition of the Property and (ii) this Agreement is not intended to create any rights in Tenant as a third party beneficiary to the PSA. In the event that Terremark, for any reason, fails to complete the acquisition of the Property on or before December 31, 2007, this Agreement shall immediately become null and void, both parties shall be released from all further obligations hereunder, and Tenant shall have no claim against Terremark for, and Tenant hereby releases and waives, any claim of any nature against Terremark relating to this Agreement.
     10. Binding Effect. This Agreement shall be binding upon the parties hereto and shall bind and inure to the benefit of the personal representatives, successors, and assigns of the parties, including all affiliates, subsidiaries, shareholders, members, directors and officers of the parties.
     11. Representation. Each party acknowledges that such party has been represented by independent counsel of that party’s own choice throughout all of the negotiations which preceded the execution of this Agreement, and in connection with the preparation and execution thereof.
     12. Cooperation. The parties agree they will take all reasonable actions and execute and deliver all additional instruments or documents necessary or convenient to fulfill and implement the provisions, spirit and intent of this Agreement.
     13. Waivers. No waiver by any party of any breach of any term or provision of this Agreement shall be construed to be, nor be, a waiver of any preceding, concurrent or succeeding breach of the same, or any other term or provision thereto. No waiver shall be binding, unless in writing and signed by the party to be charged or held bound.
     14. Interpretation. The language and all parts of this Agreement shall in all cases be construed as a whole according to its fair meaning, and neither strictly for nor against any party hereto, and should a court be called upon to interpret any provision or provisions hereof, it should be recognized that all parties hereto equally participated in the preparation of this Agreement. The headings of sections hereof are for convenience only and shall have no bearing on the substantive meaning of any provision hereof.
     15. Attorneys’ Fees. Should any party hereto reasonably retain counsel for the purpose of enforcing or preventing the breach of any provision of this Agreement, including, but not limited to, by instituting any proceeding to enforce any of its provisions, for damages by reason of any alleged breach of its provisions, for a declaration of such party’s rights or obligations hereunder, or for any other remedy, then the prevailing party shall be entitled, in addition to such other relief as may be granted, to be reimbursed by the losing party all costs and expenses necessarily incurred, including reasonable attorneys’ fees and costs incurred by prevailing party.
     16. Governing Law. This Agreement shall be governed by, construed and enforced in accordance with the laws of the State of California, applied to contracts made in California by California domiciliaries to be wholly performed in California.

     17. Integration. This Agreement sets forth the entire agreement between the parties with regard to the subject matter hereof. All agreements, covenants, representations and warranties, express and implied, oral and written, of the parties with regard to the subject matter hereof are contained herein, and the documents referred to herein or implementing the provisions hereof. No other agreements, covenants, representations or warranties, express or implied, oral or written, have been made by either party to the other with respect to the subject matter of this Agreement. All prior and contemporaneous conversations and representations, covenants, and warranties with respect to the subject matter hereof are waived, merged herein and therein and superseded hereby and thereby. This is an integrated agreement.
     18. Voluntary Agreement. The parties hereto, and each of them, further represent and declare that they have carefully read this Agreement and know the contents thereof and that they sign the same freely, voluntarily, and without duress or undue influence. The parties acknowledge that (a) they have read this Agreement; (b) they understand the terms and consequences of this Agreement and of the releases it contains; and (c) they are fully aware of the legal and binding effect of this Agreement.
     19. Costs of Agreement. The parties hereto shall each bear their own costs, attorneys’ fees, and other expenses incurred in connection with preparation of this Agreement.
     20. Corporate Authority. Each party represents and warrants that the individual signing this Agreement on behalf of such party has full authority to do so.
     21. Counterparts. This Agreement may be executed and delivered in counterparts, each of which so executed and delivered shall be an original, but such counterparts together constitute but one and the same instrument and agreement. The parties have read this Agreement and the mutual releases contained in it, and on the advice of counsel they have freely and voluntarily entered into this Agreement. This Agreement contains the entire understanding of the parties with respect to the subject matters covered hereby and may be modified only by a written instrument signed by the party against whom enforcement of any modification is sought. Terremark and Tenant intend that, to the maximum extent possible, invalidity or unenforceability of any provision of this Agreement will not affect any other provision hereof.
[Remainder of Page Intentionally Left Blank]

     In Witness Whereof, Terremark and Tenant have executed this Agreement as of the date first written above.

Terremark: NAP of the Americas West, Inc., a Florida corporation
By:
Name:
Title:

Tenant: Equant Inc., a Delaware corporation
By:
Name:
Title:

Exhibit A
SECURED PROMISSORY NOTE

$1,700,000.00	Atlanta, Georgia
, 2007
     EQUANT INC., a Delaware corporation (“Maker”) hereby promises to pay to the order of NAP OF THE AMERICAS/WEST, INC., a Florida corporation (together with its successors and assigns, “Payee”), at the office of Payee, 2601 South Bayshore Drive, #900, Miami, Florida 33133, or at such other place as Payee may designate to Maker in writing from time to time, the principal sum of One Million Seven Hundred Thousand and No/100 Dollars ($1,700,000.00), together with accrued and unpaid interest thereon, if any, in lawful money of the United States of America, on the dates and in the amounts set forth below.
     1. Interest shall not accrue on the principal amount of this Promissory Note except as set forth in Section 4 below.
     2. The principal amount of this Promissory Note shall be payable as follows:
a.	Eight Hundred Fifty Thousand and No/100 Dollars ($850,000.00) shall be paid on March 14, 2008; and

b.	Eight Hundred Fifty Thousand and No/100 Dollars ($850,000.00) shall be paid on March 16, 2009 (the “Maturity Date”).
     3. This Promissory Note may be prepaid in whole or in part at any time, without premium or penalty.
     4. In the event that Maker shall fail to pay when due (whether at maturity, by reason of acceleration or otherwise) any principal on this Promissory Note, then (i) if such payment of principal is not made within five (5) days of the due date, the Payee may declare all obligations under this Promissory Note to be immediately due and payable without presentment, demand, protest or any other notice of any kind, all of which are hereby expressly waived and (ii) such overdue amounts shall bear interest at the lesser of seven percent (7%) per annum or the legal maximum rate. If any interest is determined to be in excess of the then legal maximum rate, then that portion of each interest payment representing an amount in excess of the then legal maximum rate shall be deemed a payment of principal and applied against the principal of the obligations evidenced by this Promissory Note.
     5. This Promissory Note is secured pursuant to that certain Letter of Credit, dated as of the date hereof, issued by Citibank, N.A. in favor of Payee.
     6. Maker hereby waives presentment, demand, notice of dishonor, protest, notice of protest and all other demands, protests and notices in connection with the execution, delivery, performance,

collection and enforcement of this Promissory Note. Maker shall pay all costs of collection when incurred, including reasonable attorneys’ fees, costs and expenses.
     7. This Promissory Note is being delivered in, is intended to be performed in, shall be construed and interpreted in accordance with, and be governed by the internal laws of, the State of California, without regard to principles of conflict of laws.
     8. This Promissory Note may only be amended, modified or terminated by an agreement in writing signed by the party to be charged. This Promissory Note shall be binding upon the heirs, executors, administrators, successors and permitted assigns of the Maker and Payee and inure to the benefit of the Payee and its successors, endorsees and assigns. This Promissory Note shall not be transferred (a) by Maker without the express written consent of Payee, provided that if Payee consents to any such transfer or if notwithstanding the foregoing such a transfer occurs, then the provisions of this Promissory Note shall be binding upon any successor to Maker and shall inure to the benefit of and be extended to any holder thereof, or (b) by Payee, except to DPJV II, LLC, a California limited liability company, BDP Partners, L.P., a California limited partnership, EJLJ Mathews Family Partners, L.P., a California limited partnership, and EGP Partners, L.P., a California limited partnership, collectively, and any further transfer by Payee may be made only with the express written consent of Maker.

Equant Inc., a Delaware corporation
By:
Name:
Title:

Exhibit B
LETTER OF CREDIT
Dear Sirs,
We hereby ask you to issue your Irrevocable, unconditional            Letter of Credit, on our behalf, with the following details:

Date of Issuance:

Applicant full name & address:
Equant Inc. dba Orange Business Services
13375 McLearen Road
Herndon, VA. 20171
Attn: Neomi Groman / Nancy Goodall

Beneficiary name & Address:
NAP of the Americas West, Inc.
2601 South Bayshore Drive, #900,
Miami, Florida 33133
Amount and Currency:    $1,700,000.00 USD
Expiry Date:                     April 16, 2009
Place of Issuance:

CITIBANK TAMPA, FL.
(address)

By Order of our Client Equant Inc. dba Orange Business Services, 13375 McLearen Road, Herndon, VA. 20171, we (name and address of Issuing Bank) hereby issue our Irrevocable Standby Letter of Credit nr ................. for an amount not to exceed, in the aggregate, USD 1,700,000.00 effective immediately and expiring at our counters on April 16, 2009.
The purpose of this Standby Letter of Credit is, pursuant to the terms of the Lease Termination Agreement dated July 2, 2007 and the Secured Promissory Note dated                               , 2007, to secure Equant Inc.’s obligation to pay you one million seven hundred thousand USD, by 2 equal payments of eight hundred fifty thousand dollars each, the first one being due on March 14, 2008, and the second being due on March 16, 2009.
This Letter of Credit shall automatically reduce to $850,000, forty-five days after the March 14, 2008 payment is due, unless we receive a written notice signed by an authorized representative of Beneficiary stating that the buyout payment has not been received.
Funds under this Standby Letter of Credit are available to you against a written statement (s) purportedly signed by an authorized representative of Beneficiary stating that:

“we are drawing in the amount of (drawing amount) which represents the amount due to us related to the Lease Termination Agreement dated as of July 2, 2007 and the Secured Promissory Note dated                     , 2007, and certifying that Equant Inc. dba Orange Business Services has not complied with its obligations towards us.”
It is a condition of this Standby Letter of Credit that it will be automatically extended, without necessity of amendments, for subsequent additional periods of one year from the present or any future expiration date, unless thirty (30) days prior to the current expiration date, we notify you by registered letter with acknowledgement of receipt duly signed by an authorized representative that we elect not to so extend this Standby Letter of Credit for any such additional period.
Partial drawings are allowed.
We hereby undertake with you to honor each written statement in compliance with the terms of this Standby Letter of Credit, when duly presented with the documents as specified herein on or before the stated expiration date.
Beneficiary’s rights under this Standby Letter of Credit are not assignable except by operation of law; provided that Beneficiary may assign its rights hereunder to (i) DPJV II, LLC, a California limited liability company, BDP Partners, L.P., a California limited partnership, EJLJ Mathews Family Partners, L.P., a California limited partnership, and EGP Partners, L.P., a California limited partnership, collectively (ii) any other transferee approved in writing by Equant Inc. dba Orange Business Services.
This Standby Letter of credit is governed and construed in accordance with the Uniform Customs and Practices for Documentary Credits (1993 Revision) International Chamber of Commerce Publication no 500.

EXHIBIT B
RELEASE AGREEMENT
     This Release Agreement (this “Agreement”) is dated as of                     , 2007 (“Effective Date”), by and between NAP of the Americas West, Inc., a Florida corporation (together with its successors and assigns, “Terremark”) and DPJV II, LLC, BDP Partners, L.P., EJLJ Mathews Family Partners, L.P., and EGP Partners, L.P., collectively as successors in interest to Effingham Partners, L.L.C., a California limited liability company (the foregoing successors collectively referred to hereinafter as “Landlord”).
2. Recitals
     A. Landlord is the current owner of certain real property located in Santa Clara County, California commonly known as 2970-3000 Corvin Drive, Santa Clara, California (the “Property”).
     B. Pursuant to that certain Lease dated for reference purposes only August 21, 2000 (the "Lease”), Landlord leases to Equant Inc., a Delaware corporation and successor-in-interest to Global One Communications L.L.C.(“Tenant”) a portion of the Property located at 3000 Corvin Drive, Santa Clara, California, which portion consists of the entire rentable area of a free-standing industrial building containing approximately 24,003 square feet (the “Premises”).
     C. Landlord and Terremark have entered into that certain Real Property Purchase Agreement dated as of March 9, 2007 (as amended from time to time, the “PSA”), pursuant to which Landlord has agreed to sell and Terremark has agreed to purchase, the Property. Upon the closing of the purchase and sale of the Property pursuant to the PSA (the “Closing Date”), Terremark will succeed Landlord as the landlord under the Lease. Accordingly, conditioned on such purchase and sale, Terremark and Landlord have agreed to enter into a mutual release upon the terms and conditions set forth hereinafter. Capitalized terms used in this Agreement and not otherwise defined shall have the meanings assigned to them in the Lease.
Agreement
     Now Therefore, for good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, Terremark and Landlord hereby agree as follows:
     22. Release. Conditioned upon and effective as of the Closing Date, except for the rights and obligations created by this Agreement and the PSA, the parties hereto release each other from any and all actions, causes of action, damages, claims, costs, demands, expenses, and liabilities of whatever character or nature, resulting from, arising out of, or in any way connected with the Lease and any disputes arising therefrom. In executing this Agreement, the parties represent and warrant, each to the other, that they do so with full knowledge of any and all rights which they may have and that they have received independent legal advice from their attorneys. The parties assume the risk of any mistake of fact and of any facts which are unknown to them, and hereby waive the benefits of section 1542 of the Civil Code of the State of California, to the extent said section may apply to this Agreement, which provides:
A general release does not extend to claims which the creditor does not know or suspect to exist in his or her favor at the time of executing the release which if known by him or her must have materially affected his or her settlement with the debtor.
The parties hereto, and each of them, acknowledge and are aware that each or either of them may hereafter discover facts in addition to or different from those which are now known or believed by them to be true with respect to the subject matter of this Agreement, but that it is each of their intentions hereby fully, finally and forever to settle and release all released matters, disputes and differences known or unknown, suspected or unsuspected, which do now exist, may exist, or heretofore have existed, and that in furtherance of such intention, this Agreement is given and shall remain in effect as a full and complete general release.
In the event that Terremark and Landlord, for any reason, fail to complete the sale and acquisition of the Property on or before December 31, 2007, this Agreement shall immediately become null and void, and Terremark and Landlord shall be released from all further obligations hereunder.
     2. Representations and Warranties. Landlord and Terremark each represents and warrants to the other that: (a) no other person, firm or entity has any right, title or interest in the Lease other than Tenant to the extent described in Paragraph B of the Recitals; (b) it has the full right, legal power and actual authority to enter into this Agreement and without the consent of any person, firm or entity; and (c) it has the full right, legal power and actual authority to bind it to the terms and conditions hereof.
     3. Governing Law. This Agreement shall be governed by, construed and enforced in accordance with the laws of the State of California, applied to contracts made in California to be wholly performed in California.
     4. Attorneys’ Fees. Should any party hereto reasonably retain counsel for the purpose of enforcing or preventing the breach of any provision of this Agreement, including, but not limited to, by instituting any proceeding to enforce any of its provisions, for damages by reason of any alleged breach of its provisions, for a declaration of such party’s rights or obligations hereunder, or for any other remedy, then the prevailing party shall be entitled, in addition to such other relief as may be granted, to be reimbursed by the losing party all costs and expenses necessarily incurred, including reasonable attorneys’ fees and costs incurred by prevailing party.
     5. Counterparts. This Agreement may be executed and delivered in counterparts, each of which so executed and delivered shall be an original, but such counterparts together constitute but one and the same instrument and agreement. The parties have read this Agreement and the mutual releases contained in it, and on the advice of counsel they have freely and voluntarily entered into this Agreement. This Agreement contains the entire understanding of the parties with respect to the subject matters covered hereby and may be modified only by a written instrument signed by the party against whom enforcement of any modification is sought. Terremark and Landlord intend that, to the maximum extent possible, invalidity or unenforceability of any provision of this Agreement will not affect any other provision hereof.
[Signature Pages Follow]

     In Witness Whereof, Landlord and Terremark have executed this Agreement as of the date first written above.

LANDLORD: DPJV II, LLC
By:
	Name:	Printed
Title:

BDP Partners, L.P.
By:
Its general partner

By:
	Name:	Printed
Title:

EJLJ Mathews Family Partners, L.P.
By:
Its general partner

By:
	Name:	Printed
Title:

EGP Partners, L.P.
By:
Its general partner

By:
	Name:	Printed
Title:

TERREMARK: NAP of the Americas West, Inc., a Florida corporation
By:
Name:
Title: